UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2011

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	333-168407	27-1712193
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (770) 818-4100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2011 (the "Closing Date"), Trail Creek Mezzanine Lending, LLC ("Lender"), a wholly owned subsidiary of Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), made a mezzanine loan investment of $6.0 million (the "Mezzanine Loan") to Oxford Hampton Partners LLC, a Georgia limited liability company ("Borrower"), in connection with Borrower's plans to construct a 96-unit townhome community in Hampton, Virginia (the "Property").  The Borrower was required to fully draw down the Mezzanine Loan on the Closing Date.

Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximately 99.99% interest in, PAC-OP.  Williams Realty Fund I, LLC ("WRF"), a greater than 10% stockholder of the Company, is an approximately 100% indirect owner of Borrower.  John A. Williams, the Company's President, Chief Executive Officer and Chairman of the Board, indirectly owns an approximate 7.0% membership interest in WRF.  In addition, the Borrower used proceeds of the Mezzanine Loan to pay approximately $302,300 to WRF to retire an outstanding short term loan from WRF that matured on the Closing Date.  The terms of the Mezzanine Loan were approved by the Company's conflicts committee, which consists entirely of independent directors not otherwise interested in the transaction.

In connection with the closing of the Mezzanine Loan, the Company received a loan fee of 2% of the maximum loan amount, or $120,000, and a loan commitment fee of $14,333.  In addition, the Company paid a fee of $60,000, or 1.0% of the maximum loan amount, to Preferred Apartment Advisors, LLC, the Company’s manager (the "Manager"), of which Williams Opportunity Fund, LLC, a Georgia limited liability company ("WOF"), will receive $600 through its special limited liability company interest in the Manager which entitles WOF to receive 1% of the Manager's gross revenues.  WOF owns approximately 19.34% of the outstanding common stock of the Company as of June 30, 2011.  In addition, Mr. Williams indirectly owns an approximate 1.0% membership interest in WOF.

The Mezzanine Loan matures on June 29, 2016, with no option to extend and bears interest at a fixed rate of 8.0% per annum.  Interest will be paid monthly with principal and any accrued but unpaid interest due at maturity. The Mezzanine Loan is secured by a pledge of 100% of the membership interests of the Borrower.  Prepayment of the Mezzanine Loan is only permitted in whole, but not in part, without Lender consent.

Under the terms of a Purchase Option Agreement entered into on the Closing Date in connection with the closing of the Mezzanine Loan, Lender has an option (but not an obligation) to purchase the Property between and including April 1, 2014 and June 30, 2014 for a purchase price of $17,825,600, which is the amount of the aggregate project costs as set forth in the Lender approved budget on the Closing Date.  If the Property is sold to, or refinanced by, a third party, Lender will be entitled to an exit fee (the "Exit Fee").  If the event that causes the Exit Fee to be paid (a) occurs before July 1, 2014, then Lender will receive an Exit Fee equal to the amount required to provide it with a 14% internal rate of return on the Mezzanine Loan (after taking into account previously received interest and fees) or (b) occurs on or after July 1, 2014, then Lender will receive an Exit Fee equal to the amount required to provide it with a 12% internal rate of return on the Mezzanine Loan (after taking into account previously received interest and fees).

The foregoing description is qualified in its entirety by reference to the Note, the Mezzanine Loan Agreement and the Purchase Option Agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Note in the amount of $6,000,000 dated as of June 30, 2011 by Oxford Hampton Partners LLC to Trail Creek Mezzanine Lending, LLC
10.2	Mezzanine Loan Agreement dated as of June 30, 2011 among Oxford Hampton Partners LLC and Trail Creek Mezzanine Lending, LLC
10.3	Purchase Option Agreement dated as of June 30, 2011 by and between Oxford Hampton Partners LLC and Trail Creek Mezzanine Lending, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: July 7, 2011	By:	/s/ John A. Williams
John A. Williams
President and Chief Executive Officer

EXHIBIT INDEX

10.1	Note in the amount of $6,000,000 dated as of June 30, 2011 by Oxford Hampton Partners LLC to Trail Creek Mezzanine Lending, LLC
10.2	Mezzanine Loan Agreement dated as of June 30, 2011 among Oxford Hampton Partners LLC and Trail Creek Mezzanine Lending, LLC
10.3	Purchase Option Agreement dated as of June 30, 2011 by and between Oxford Hampton Partners LLC and Trail Creek Mezzanine Lending, LLC